Exhibit 99.1

Okta Announces Appointment of Shibu Ninan as New Chief Accounting Officer

SAN FRANCISCO – July 18, 2022 – Okta, Inc. (Nasdaq: OKTA), the leading independent identity provider, today announced the appointment of Shibu Ninan as Chief Accounting Officer effective August 15, 2022.

“With over 25 years of experience and a demonstrated track record of leading global finance teams in North America, Asia, and Europe, Shibu will be a great addition to our leadership team in his new role,” said Brett Tighe, Chief Financial Officer of Okta. “I also want to thank Chris Kramer who has served as our Chief Accounting Officer for the past three years and is joining our FP&A team going forward.”

Prior to joining Okta, Ninan served as Vice President, Chief Accounting Officer at Veritas Technologies for the past seven years. Previously, he was the Chief Accounting Officer for Saba Software. Ninan spent nearly two decades with public accounting firms including KPMG, Deloitte India, and Price Waterhouse. He holds a bachelor degree from Bangalore University, a Chartered Accountancy from the Institute of Chartered Accountants of India, and is a Certified Public Accountant.

About Okta

Okta is the leading independent identity provider. The Okta Identity Cloud enables organizations to securely connect the right people to the right technologies at the right time. With more than 7,000 pre-built integrations to applications and infrastructure providers, Okta provides simple and secure access to people and organizations everywhere, giving them the confidence to reach their full potential. More than 15,800 organizations, including JetBlue, Nordstrom, Siemens, Slack, Takeda, Teach for America, and Twilio, trust Okta to help protect the identities of their workforces and customers.

Investor Contact:

Dave Gennarelli

investor@okta.com

Media Contact:

Kyrk Storer

press@okta.com